UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report – June 17, 2015
(Date of earliest event reported)
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ALLEGION PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

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Ireland	001-35971	98-1108930
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Block D
Iveagh Court
Harcourt Road
Dublin 2, Ireland
(Address of principal executive offices, including zip code)

(353)(1) 2546200
(Registrant’s phone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
On June 17, 2015, CISA, a subsidiary of Allegion plc (the "Company"), committed to a restructuring plan. The Company currently expects the plan to reduce headcount in the CISA operations in Italy in conjunction with the transition of some manufacturing to a third party. The Company currently expects to record restructuring charges between $16.8 million and $19.3 million. These charges include between approximately $12.0 and $14.5 million for employee-related costs, and $4.8 million for other costs. The Company currently expects to record charges of approximately $3.1 million in the second quarter of 2015, approximately $10.2 million to $12.7 million in the second half of 2015 and approximately $3.5 million in 2016. The charges will result in cash expenditures, which are currently expected to occur primarily in 2016.

Forward-Looking Statements
This Current Report on Form 8-K contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the restructuring plan and its expected benefits and the restructuring charges. These forward-looking statements are based on the Company's currently available information and our current assumptions expectations and projections about future events. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on these factors and other risks that may affect the Company's business is included in filings it makes with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2014, Form 10-Q for the quarter ended March 31, 2015 and in our other SEC filings.  The Company assumes no obligations to update these forward looking statements.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGION PLC (Registrant)

Date:	June 23, 2015	/s/ S. Wade Sheek
S. Wade Sheek Secretary